News Release
Novelis Completes Sale of North America Consumer Foil Business
to Reynolds Consumer Products

ATLANTA, July 1, 2014 -- Novelis Inc., the world leader in aluminum rolling and recycling, today announced that it has completed the sale of its North American consumer foil products business to Reynolds Consumer Products LLC for $33.75 million.

The transaction includes foil manufacturing plants in Toronto, ON, and Vancouver, BC, in addition to sales offices and distribution facilities located in Montreal, QC; Mississauga, ON; and LaGrange, Ga.
“Our growth plan at Novelis is focused on expanding our recycling leadership and providing premium rolled aluminum products in the automotive, beverage cans, light gauge and specialties markets,” said Marco Palmieri, Senior Vice President of Novelis and President of Novelis North America. “The consumer foil products business, while successful, is not aligned with this strategy.”
Forward Looking Statements
Statements made in this news release describing Novelis' intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Important risk factors which could impact outcomes are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended March 31, 2014.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 9 countries, has approximately 11,200 employees and reported revenue of approximately $10 billion for its 2014 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. The company is part of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India.

For more information, visit novelis.com and follow us at facebook.com/NovelisInc and twitter.com/Novelis.
About Reynolds Consumer Products
Based in Lake Forest, Ill., Reynolds Consumer Products is a leading provider of quality household essentials that have been trusted for generations. Reynolds® and Hefty® brand products help with preparation, cooking, cleanup, and storage, making mealtime easier. Its branded and private label products are available in the U.S. at mass merchants, grocers, and other retail stores, and in over 100 countries throughout the world.
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Contacts

Media:	Investors:
Fiona Bell, North America	Megan Cochard
404 760 6585	404 760 4170
fiona.bell@novelis.com	megan.cochard@novelis.com

Charles Belbin, Corporate
404 760 4120
charles.belbin@novelis.com